Exhibit 1.01 Conflict Minerals Report
This report for the year ended December 31, 2022 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to Conflict Minerals (hereinafter defined) as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products. “Conflict Minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this assessment.

1.    Company Overview

This report has been prepared by management of Gibraltar Industries, Inc. (herein referred to as the “Company,” “Gibraltar,” “we,” “us,” or “our”).

Gibraltar is a leading manufacturer and provider of products and services for the renewable energy, residential, agtech, and infrastructure markets.

2.    Products Overview

Gibraltar products and services include: design, engineering, manufacturing and installation of solar racking and electrical balance of systems; roof and foundation ventilation products; single point and centralized mail systems and electronic package solutions; retractable awnings and gutter guards; rain dispersion, trim and flashings, other accessories; designing, engineering, manufacturing, full scope construction and maintenance and support of greenhouses and indoor growing operations; structural bearings; expansion joints; pavement sealant; elastomeric concrete; and bridge cable protection systems.

3.    Reasonable Country of Origin Inquiry (“RCOI”) Due Diligence and Conclusion

Gibraltar does not make purchases of raw ore or unrefined Conflict Minerals. However, the Company does purchase raw materials that may contain one or more of the 3TGs. As a result, we determined that our products fall in scope of the Rule, and may contain Conflict Minerals that are necessary to the functionality or production of the products.

Driving accountability within the supply chain by leveraging the industry standard Responsible Minerals Initiative (“RMI”) program and continuing our outreach efforts, we hope to further develop transparency into our supply chain. Based on having conducted a good faith RCOI and due diligence, as described herein, we have concluded that our supply chain remains “DRC conflict undeterminable.” We have reached this conclusion because we have been unable to determine the origin of all of the 3TG used in the aforementioned products.

4.    Due Diligence Program

We have developed and implemented a due diligence process designed to conform to the internationally recognized due diligence framework, the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk-Areas, Third Edition and related supplements (the “OECD Framework”), to determine the origin of the 3TG used in our products, including:

•Developing policies and processes intended to identify and limit the use of Conflict Minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Democratic Republic of the Congo (“DRC”) or any of the adjoining countries (collectively, “Covered Countries”).

•Not knowingly procuring specified minerals that originate from facilities in the Covered Countries that are not “Conflict Free.”

•Expecting suppliers whose products contain Conflict Minerals to establish policies, due diligence frameworks, and management systems consistent with the OECD Framework that are designed to accomplish this goal, and requiring their suppliers to do the same.

We believe in establishing and maintaining long-term relationships with suppliers whenever possible. However, if we determine that any supplier is, or a reasonable risk exists that it may be, violating our Conflict Minerals Policy, then we will require the supplier to promptly implement a remediation plan. Continued non-compliance or lack of willingness to take steps to address issues of concern may ultimately lead to the termination of the supplier relationship. Our efforts are not to ban procurement of minerals from the Covered Countries, but to assure procurement from responsible sources in the region. If we determine that any of the components of our products contain minerals from a mine or facility that is not participating or compliant with an independent third-party conflict mineral audit program, we will work towards transitioning to components that contain materials from a mine or facility that is so compliant.

5.    Due Diligence Process Design and Description

The OECD Framework provides a five-step framework for risk-based due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas. Using this framework, our Conflict Minerals due diligence process includes:

•establishing a governance structure with cross functional team members and senior executives;
•identifying and assessing risk in our supply chain;
•designing and implementing a strategy to respond to identified risk;
•reviewing independent third-party audits of smelter and refiner due diligence practices; and
•reporting annually on supply chain due diligence.

5.1.    Identify and Assess Risk in the Supply Chain

Because of our size, the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify actors downstream from our direct suppliers.

We have identified 2,950 total suppliers across our reportable segments. Of those, 116 are direct suppliers within the scope of our RCOI. Of the suppliers that are within the scope of our RCOI, we received 73 responses to our request for information. We have relied on these suppliers’ responses to provide us with information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers.

5.2.    Design and Implement a Strategy to Respond to Risks

If applicable in the future, we will work with suppliers who are sourcing from smelters not participating or compliant with independent third-party conflict minerals audit programs to move towards using participating or compliant smelters within a reasonable time frame. The time frame will be dependent on the criticality of the specific part and the availability of alternative suppliers.

We intend to take the following steps to continue to mitigate any possible risk that the necessary Conflict Minerals in our products could finance or benefit armed groups in the Covered Countries:

•Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion.

•Identify new suppliers to be included in the program.

5.3.    Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we do rely upon industry (for example, Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition, and RMI's Responsible Minerals Assurance Process) efforts to influence smelters and refineries to get audited and certified through RMI program.

5.4.    Report on Supply Chain Due Diligence and Results

We have provided the information in this Report and made this Report available on our website.

5.4.1    Due Diligence Process

We conducted a survey of the active suppliers described above using the template offered by RMI, known as the Conflict Minerals Reporting Template (“CMRT”, the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are available on RMI’s website. The Template is widely adopted by many companies in their due diligence processes related to Conflict Minerals.

5.4.2    Survey Responses

At the outset of our 2022 RCOI, we elected to review our entire list of suppliers of materials used in our manufacturing operations. During the process of our review, we identified 116 suppliers of direct materials who were within the scope of the RCOI. We created and maintain a database of this information in our business information systems database. We have received responses from 73 suppliers, and submitted follow-up requests for responses for the 43 remaining suppliers within the scope of our RCOI.

6.    Conflict Minerals Status Analysis and Conflict Status Conclusion

Based on information provided by our suppliers and our due diligence efforts, we do not have sufficient information to conclusively determine the countries of origin of all the necessary Conflict Minerals in the products described above or whether the necessary Conflict Minerals were from recycled or scrap sources for calendar year 2022.